UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2006
Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16095 (Commission File Number)	23-2229683 (I.R.S. Employer Identification No.)

151 Farmington Avenue, Hartford, CT (Address of principal executive offices)	06156 (Zip Code)
Registrant’s telephone number, including area code: (860) 273-0123
Former name or former address, if changed since last report: Not applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure.
Members of Aetna Inc.’s (“Aetna’s”) management will be meeting with investors and analysts during the remainder of September 2006. Those discussions will focus on Aetna’s strategy, tactics and future outlook.
During these meetings, Aetna intends to reaffirm its 2006 guidance, which includes, without limitation, third quarter 2006 operating earnings of $0.72 per share1 and full-year 2006 operating earnings of $2.77 — $2.79 per share.1 A summary of the 2006 guidance is contained in Aetna’s Guidance Summary, dated July 27, 2006, which is available at the Investor Information section of Aetna’s website.
1 Projected operating earnings per share exclude $4.1million after tax of net realized capital gains, a $75.0 million after tax reduction in reserves for anticipated future losses on discontinued products, a $47.1 million after tax charge in connection with the write off of an insurance recoverable related to a prior-year physician class action settlement as a result of a trial court summary judgment ruling, an $8.1 million after tax net charge from the write off of debt issuance costs and the recognition of deferred gains on terminated interest rate swaps in connection with Aetna’s 8.5% senior notes due 2041 and a $6.2 million after tax acquisition-related software impairment charge reported by Aetna for the six months ended June 30, 2006. In addition, projected operating earnings per share exclude favorable development of prior period health care cost estimates of approximately $6 million after tax, which was reported by Aetna in the second quarter of 2006. Aetna is not able to project the amount of future net realized capital gains or losses and other items and cannot therefore reconcile projected 2006 operating earnings per share in any period to projected income from continuing operations per share. Projected operating earnings per share for third quarter and full-year 2006 assume approximately 580 million weighted average diluted shares.
ADDITIONAL INFORMATION; CAUTIONARY STATEMENT —The projections contained herein are forward looking.
Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control, such as the increasing competitiveness we are experiencing in certain markets which could cause our membership to be lower than we expect and our medical cost ratios to be higher than we expect. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition, reputational issues or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General and others, and for which Aetna has received and may receive subpoenas, and related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2005 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2005 Annual Report on Form 10-K and Aetna’s 2006 second quarter report on Form 10-Q for a discussion of Aetna’s historical results of operations and financial condition.
None of the information furnished in this report shall be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. None of the information furnished in this report shall be incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.
Date: September 18, 2006	By:	/s/ Ronald M. Olejniczak
	Name:	Ronald M. Olejniczak
	Title:	Vice President and Controller